EXHIBIT 99.1

JOUT Consumer Brand Sales Overcome Steep Military Declines in Fiscal Q1

Streamlining Costs Contribute to Higher Quarterly Loss

RACINE, Wis., Feb. 2, 2012 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global outdoor recreation company, today announced revenue grew 2 percent to more than $80 million during the first fiscal period ended December 30, 2011, despite a 66 percent drop in year-over-year military sales. Due to the seasonality of the warm-weather outdoor recreational products industry, the Company's first fiscal quarter results historically reflect a loss. Charges and expenses related to long-term infrastructure and fixed asset reductions contributed to higher losses in the current period versus the prior year.

"Steady recovery of outdoor recreational markets remains central to continued progress against our strategic plan to ensure sustained profitability. Current economic conditions in key regions present a mixed picture of expectations for outdoor markets the remainder of the year. In North America and Asia, initial indicators are favorable for ongoing recovery, while uncertainty continues throughout Europe, particularly in southern European markets," said Helen Johnson-Leipold, Chairman and Chief Executive Officer. "While it is too early to predict how the year will go, our focus remains on sustaining marketplace momentum, gaining additional share and strengthening operations."

FIRST QUARTER RESULTS

First fiscal quarter sales are typically at their lowest of the year as the Company ramps up for the primary selling period of its outdoor recreation products during the second and third fiscal quarters.

Net sales were $80.2 million in the first fiscal quarter compared with net sales of $78.7 million in the prior year quarter. Double-digit sales growth in Marine Electronics and Watercraft more than offset significant reductions in military tent sales during the quarter. Key drivers behind the favorable comparison were:

  Marine Electronics revenue increased 11 percent above last year driven in large part by a 25 percent plus increase in sales of Humminbird® patented side-imaging®, as well as down imaging,™ sonar technology products.
  Watercraft sales grew 22 percent primarily due to low-margin year-end close-outs in the sporting goods channel as core specialty channel revenue held steady.
  Diving sales dipped 3 percent as strength in U.S. and key dive markets across Asia could not overcome weakness across the southern European region.
  Outdoor Gear revenue fell 40 percent driven by a 66 percent decline in military tent sales year-over-year.

Total Company operating loss during the seasonally slow first fiscal quarter was $3.7 million compared to an operating loss of $1.3 million in the prior year period. Primary drivers behind the quarter-to-quarter comparison were:

  Non-recurring costs and charges totaling $1.1 million related to restructuring of European operations and an asset write-off associated with transfer of the Company's historic Old Town Canoe facility to the city of Old Town, Maine.
  Higher legal, bad debt and sales related expenses in the current period.

The Company reported a net loss of ($2.9 million,) or ($0.30) per diluted share, during the first fiscal quarter, compared to a net loss of ($1.2 million,) or ($0.13) per diluted share, in the same quarter last year.

OTHER FINANCIAL INFORMATION

At December 30, 2011, debt, net of cash, was $4.9 million compared to $14.1 million at the end of the prior year quarter. Depreciation and amortization was $2.7 million year-to-date, compared to $2.4 million during the prior year-to-date period. Capital spending totaled $2.0 million during the first fiscal quarter compared with $1.6 million in the 2011 first fiscal quarter.

"Inventory levels are on track with projections and we feel confident in our ability to meet our Fiscal 2012 target of maintaining days of working capital at Fiscal 2011 levels. We continue to pay down debt and benefit from lower borrowing costs. In Fiscal 2012, we are focused on generating strong profitability and cashflow, reflecting our on-going commitment to enhanced shareholder value," said David W. Johnson, Vice President and Chief Financial Officer.

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Thursday February 2, 2012.   A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® fishfinders; LakeMaster® electronic charts; Geonav® marine electronics; SCUBAPRO® and SUBGEAR® dive equipment; Silva® compasses; Tech4O® digital instruments; and Eureka!® tents.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning.Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns; the Company's continued success in implementing its strategic plan, including its targeted sales growth platforms and focus on innovation; litigation costs related to actions of and disputes with third parties, including companies that compete with the Company; the Company's continued success in working capital management and cost-structure reductions; the Company's success in meeting financial covenants in its credit agreements with lenders; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates and commodity costs; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED
Operating Results	December 30 2011	December 31 2010
Net sales	$ 80,176	$ 78,700
Cost of sales	49,075	48,020
Gross profit	31,101	30,680
Operating expenses	34,820	32,015
Operating loss	(3,719)	(1,335)
Interest expense, net	575	824
Other income, net	(1,192)	(6)
Loss before income taxes	(3,102)	(2,153)
Income tax benefit	(158)	(916)
Net loss	$ (2,944)	$ (1,237)
Diluted average common shares outstanding	9,807	9,611
Net loss per common share - Basic and Diluted	$ (0.30)	$ (0.13)

Segment Results
Net sales:
Marine electronics	$ 47,771	$ 42,945
Outdoor equipment	6,290	10,456
Watercraft	7,485	6,136
Diving	18,758	19,352
Other/eliminations	(128)	(189)
Total	$ 80,176	$ 78,700
Operating profit (loss):
Marine electronics	$ 2,073	$ 378
Outdoor equipment	(252)	1,501
Watercraft	(2,458)	(1,743)
Diving	(98)	1,151
Other/eliminations	(2,984)	(2,622)
Total	$(3,719)	$(1,335)

Balance Sheet Information (End of Period)
Cash and cash equivalents	$ 29,096	$ 33,041
Accounts receivable, net	65,561	60,792
Inventories, net	79,015	84,190
Total current assets	188,259	185,218
Total assets	270,725	252,079
Short-term debt	22,759	32,363
Total current liabilities	81,681	91,999
Long-term debt	11,257	14,818
Shareholders' equity	158,300	126,512
CONTACT: AT JOHNSON OUTDOORS INC.
         DAVID JOHNSON
         VP & CHIEF FINANCIAL OFFICER
         262-631-6600

         CYNTHIA GEORGESON
         VP - WORLDWIDE COMMUNICATION
         262-631-6600